Exhibit 10.1

Summary of Non-Employee Director Compensation

Each non-employee member of our Board of Directors shall receive the following cash compensation:

•	an annual retainer of $45,000 for service on the Board of Directors ($75,000 for service as non-executive Chairman of the Board of Directors), prorated for any partial year of service;

•	an annual retainer of $10,000 for service on the audit committee of the Board of Directors ($20,000 for service as chair of the audit committee), prorated for any partial year of service;

•
an annual retainer of $7,500 for service on the compensation committee of the Board of Directors ($15,000 for service as chair of the compensation committee), prorated for any partial year of service; and

•
an annual retainer of $5,000 for service on the corporate governance committee of the Board of Directors ($10,000 for service as chair of the corporate governance committee), prorated for any partial year of service.

All non-employee directors are reimbursed for expenses in connection with attendance at Board of Directors and committee meetings.

Non-employee directors may also be granted stock options, restricted stock awards or restricted stock unit awards under our 2017 Non-Employee Directors’ Equity Incentive Plan. Our Board of Directors determines the provision of each award granted under the plan, including the type of award, the number of shares subject to such award and any relevant vesting schedule. All stock options granted under the plan have an exercise price equal to the fair market value of our common stock on the date of grant. Non-employee directors may not be granted awards under the plan with an aggregate grant date fair value of more than $500,000 during any calendar year, taken together with any cash fees paid to such non-employee director in compensation for service on our Board of Directors during such calendar year.